Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.Form S-8 (No. 333-224700) pertaining to the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan, Impax Laboratories, Inc. 1999 Equity Incentive Plan, Impax Laboratories, Inc. Fourth Amended and Restated 2002 Equity Incentive Plan, and Impax Laboratories, Inc. Inducement Stock Option Award;

2.Form S-8 (No. 333-248070) pertaining to the registration of additional shares of Class A common stock issuable to eligible participants under the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan;

3.Form S-8 (No. 333-273824) pertaining to the registration of additional shares of Class A common stock issuable to eligible participants under the Amended and Restated Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan;

4.Form S-3 (No. 333-263225) pertaining to the registration of Class A common stock that may be offered and sold by certain selling stockholders; and

5.Form S-3 (No. 333-263226) pertaining to the registration of Class A common stock, preferred stock and debt securities of our reports dated March 14, 2024, with respect to the consolidated financial statements of Amneal Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Amneal Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Amneal Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Iselin, New Jersey
March 14, 2024